UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 6, 2012

ALL AMERICAN PET COMPANY, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-33300	91-2186665
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9601 Wilshire Blvd., Suite M200
Beverly Hills, California 90210
(Address of Principal Executive Offices, including zip code)

(310) 424-1600
(Registrant’s telephone number, including area code)

Copies of Communications to:
Stoecklein Law Group
Emerald Plaza
402 West Broadway
Suite 690
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2012, the Registrant executed a Convertible Revolving Grid Note (the “Note”) for a principal sum of up to One Million Dollars ($1,000,000) with the Founders of the Company, Lisa Bershan and Barry Swartz (the “Lenders”).  The note bears interest at a fixed rate equal to Ten percent (10%) per annum and may be converted into equity of the Company at a conversion price of $0.0022, on or before March 6, 2013, at the option of the Holders.  This transaction is deemed a related party transaction pursuant to Item 404(a) of Regulation S-K on the basis that the Lenders also serve as the Registrants principal officers and Directors of the Company.  Additionally, Mr. Schwartz and Mrs. Bershan are husband and wife.  The proceeds will be used for general working capital.

Section 8 – Other Events

Item 8.01 – Other Events

On March 8, 2011, the Registrant disseminated a press release announcing the execution of the Note and its participation in the Global Pet Expo in Orlando, Florida, where the Company unveiled its newest innovation; PAWTIZER™.  According to the Food and Drug Administration (the “FDA”), the active ingredient benzalkonium chloride, the same ingredient found in PAWTIZER™, when used properly kills 99.9% of bacteria and germs on dogs paws, making it a unique solution to protect family and friends from germs related to pets.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

EXHIBITS

Exhibit Number	Description
10.1	Convertible Revolving Grid Note – Dated March 6, 2012
99.1	Press Release – Dated March 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALL AMERICAN PET COMPANY, INC.

By: /S/ Barry Schwartz
Barry Schwartz, Chief Executive Officer

Date:  March 12, 2012